Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference on Form 20-F/A of our report dated March 6, 2024 with respect to the audited financial statements of NeuroMind AI Corp. (formerly known as Genesis Growth Tech Acquisition Corp.) as of December 31, 2023 and 2022, and for the years then ended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

August 28, 2024